Exhibit 99.1

NYSE American: UEC

Uranium Energy Corp Completes Securities Exchange
with the Pacific Road Funds

Corpus Christi, TX, March 18, 2019 – Uranium Energy Corp (NYSE American: UEC, the “Company” or “UEC”) is pleased to announce that it has completed a Securities Exchange Agreement with the Pacific Road Funds to exchange 11,000,000 outstanding common stock purchase warrants of UEC (the “Warrants”), which had an expiry date of August 9, 2022, for an aggregate of 750,000 common shares of UEC (the “Securities Exchange”).

Amir Adnani, President & CEO, stated: “The completion of the Securities Exchange streamlines our capital structure and will benefit our long-term value per share. Separately, an additional 1.9 million warrants have recently been exercised for proceeds of $2.3 million to the Company. Subsequently, our cash balance has increased to over $22 million.”

About Uranium Energy Corp

Uranium Energy Corp is a U.S.-based uranium mining and exploration company. In South Texas, the Company’s hub-and-spoke operations are anchored by the fully-licensed Hobson Processing Facility which is central to the Palangana, Burke Hollow and Goliad ISR projects. In Wyoming, UEC controls the Reno Creek project which is the largest permitted, pre-construction ISR uranium project in the U.S. Additionally, the Company controls a pipeline of uranium projects in Arizona, New Mexico and Paraguay, a uranium/vanadium project in Colorado and one of the highest-grade and largest undeveloped Ferro-Titanium deposits in the world, located in Paraguay. The Company’s operations are managed by professionals with a recognized profile for excellence in their industry, a profile based on many decades of hands-on experience in the key facets of uranium exploration, development and mining.

Contact Uranium Energy Corp Investor Relations at:
Toll Free: (866) 748-1030
Fax: (361) 888-5041
E-mail: info@uraniumenergy.com

Twitter: @UraniumEnergy

Stock Exchange Information:
NYSE American: UEC
+Frankfurt Stock Exchange Symbol: U6Z
WKN: AØJDRR
ISN: US916896103

Safe Harbor Statement

Except for the statements of historical fact contained herein, the information presented in this letter constitutes “forward-looking statements” as such term is used in applicable United States and Canadian laws. These statements relate to analyses and other information that are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management. Any other statements that express or involve discussions with respect to predictions, expectations, beliefs, plans, projections, objectives, assumptions or future events or performance are not statements of historical fact and should be viewed as “forward-looking statements”. Such forward looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements contained in this news release and in any document referred to in this news release. This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.